NEWS RELEASE Contact: Curt Lindeman, General Counsel U.S. Concrete, Inc. 713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE COMPLETES REORGANIZATION

· Emerges from Chapter 11 · Secures $75 million bank credit facility · Issues $55 million in convertible notes

HOUSTON, TX – August 31, 2010 – U.S. Concrete, Inc. today announced that it has met the requirements of its Plan of Reorganization and emerged from chapter 11 proceedings just four months after commencing the reorganization of its balance sheet.

“We are very pleased to have concluded this comprehensive financial restructuring that significantly reduced the total debt on our balance sheet and left the Company in very solid financial condition,” said Michael W. Harlan, President and Chief Executive Officer of U.S. Concrete. “We look forward to putting this process permanently behind us and renewing our focus on managing the business and serving our customers.”

Concurrent with its emergence, the Company converted approximately $272.6 million of principal amount of 8.375% Senior Subordinated Notes due 2014 into equity of the reorganized company.  Warrants to purchase up to 15% of equity of the reorganized company will be issued to holders of the old common stock in the upcoming weeks.  Shares of the reorganized company will trade over the counter.  The Company also announced it entered into a $75 million revolving secured credit facility with a group of banks led by JPMorgan Chase and issued $55 million of 9.5% convertible secured notes due 2015.

“The new credit facility provides us with adequate liquidity to fund our working capital needs and capital expenditure program as we move forward,” stated Mr. Harlan. “Our improved capital structure and financial condition should provide reassurance to our customers, suppliers and employees about the stability of the Company and our commitment to our operating strategy.”

Information about the restructuring is available at the Company’s website, www.us-concrete.com or via the Company’s restructuring line at (888) 369-8931.

About U.S. Concrete

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete.  The Company has 125 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2009 (including acquired volumes), these plant facilities produced approximately 4.5 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to: the effect of the conclusion of the Company’s financial restructuring; the availability and access, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures; our ability to comply with all covenants in our indenture and credit facilities; the adequacy of the Company’s liquidity to fund working capital needs and capital expenditure program; the condition of our capital structure and financial condition; and commitment to our operating strategy. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry, the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission; including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2009 and its Form 10-Q for the six months ended June 30, 2010.

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